California Gold Corp.

6830 Elm Street

McLean, VA

Strictly Private & Confidential

October 5, 2010

Mr. Richard Redfern

President & CEO

Mexivada Mining Corp.
#1018 - 475 Howe Street
Vancouver, B.C.
Canada V6C 2B3

Re:        Binding Offer

Dear Richard:

On behalf of California Gold Corp. (hereinafter referred to as “California Gold” or “CLGL”), we submit to you the following binding offer (the “Binding Offer”) for CLGL to acquire an interest in the business and operations of the Aurotellurio project (“Aurotellurio”) from Mexivada Mining Corp. (the “Company”), the owner of Aurotellurio (the “Acquisition”), upon the terms and subject to the conditions set forth herein.

I.	California Gold Corp.

California Gold, a U.S. public company whose common stock (the “Common Stock”), is listed on the OTC Bulletin Board, is pursuing a business strategy in the mining sector in the Americas.

California Gold’s funds, to date, have come from private investors. CLGL expects to return to the capital markets for additional funds to enable CLGL to pursue its growth strategy, including the Acquisition.

II.	Acquisition Structure

CLGL hereby offers to purchase eighty percent (80.0%) of the assets of the Aurotellurio gold-tellurium property (the “Assets”) through several payments to the Company of cash and shares of the Company’s Common Stock, subject to the conditions set forth in Section IV below and the other terms and conditions described herein and assuming the satisfactory completion of our due diligence on Aurotellurio.

For purpose of the Acquisition, the Assets of Aurotellurio shall encompass (without limitation) Aurotellurio’s entire operations and all related mineral rights and concessions located in or near Moctezuma, Sonora, Mexico and all related buildings and equipment, if any.

III.	Payment & Structure

CLGL envisions that the Acquisition will be structured as a transfer to CLGL of title to eighty percent (80.0%) of the Assets of Aurotellurio, in installments, upon satisfactory completion of all conditions by CLGL and the Company, as set forth below. To be entitled to these rights, CLGL shall make the following payments and investments:

a.	Within three weeks of receipt by CLGL from the Company of a signed copy of this Binding Offer letter, CLGL will pay the Company a deposit of US $20,000, which amount shall be credited to the Company towards its first annual payment due at Closing. $15,000 of this amount shall be refundable in the event the Acquisition is terminated prior to Closing;

b.	Upon the closing of the Acquisition (the “Closing”), which shall in any event occur no later than 60 days from signing of a DPA (as defined below), CLGL shall pay the Company a cash payment of US $10,000 (in addition to the US $20,000 already on deposit) and issue to the Company 250,000 restricted shares of its Common Stock;

c.	Upon the first anniversary of the Closing, CLGL shall pay the Company a cash payment of US $40,000 and issue to the Company 250,000 restricted shares of its Common Stock;

d.	Upon the second anniversary of the Closing, CLGL shall pay the Company a cash payment of US $50,000 and issue to the Company 300,000 restricted shares of its Common Stock;

e.	Upon the third anniversary of the Closing, CLGL shall pay the Company a cash payment of US $70,000 and issue to the Company 350,000 restricted shares of its Common Stock;

f.	Upon the fourth anniversary of the Closing, CLGL shall pay the Company a cash payment of US $100,000 and issue to the Company 500,000 restricted shares of its Common Stock; and

g.	Following the Closing, CLGL shall invest a sum of US $3,000,000 into Aurotellurio over a 48 month period at a rate of $750,000 per year, for development of the Assets;

At the time of completion of CLGL’s investment of each US $750,000 installment, a twenty percent (20%) interest in the Assets will vest in CLGL and title to that interest will be transferred to CLGL at that time.

CLGL agrees to structure the Acquisition seeking the most efficient structure from a legal and tax stand point for both the Company and CLGL.

IV.	Conditions Precedent

CLGL’s obligation to complete the Acquisition and purchase the Assets will be subject to the following considerations:

a.	Prior to the Closing, the CLGL shall have completed a financing in which it has raised a minimum of one million US dollars (US $1,000,000), an amount sufficient to meet its payment obligations under Sections III(a) and (b) and its first year’s investment obligation under Section III (g) of this Binding Offer;

b.	Prior to the Closing, the Company shall have filed all required documents with the appropriate Mexican authorities, including but not limited to the Mexican Department of Mines, to transfer the Assets to a to-be-organized, wholly owned subsidiary of the Company (“Newco”) which shall be dedicated solely to the holding of, accounting for and operation of the Assets. The Company shall use its best efforts to complete the transfer of the Assets to Newco by the earliest possible date; and

c.	A complete due diligence process as described in Section V below, subject to the CLGL’s satisfaction.

V.	Due Diligence Process & Definitive Agreement Requirements

The Company shall afford CLGL and its attorneys, consultants, advisors, accountants and authorized representatives full access, upon reasonable notice during normal business hours and at other reasonable times, to all of the Aurotellurio properties, books, contracts, commitments, records, personnel, lenders, customers and such other materials and information as deemed reasonably necessary by CLGL in order to permit CLGL to conduct its due diligence investigation. A preliminary due diligence check list may be delivered to the Company promptly following the execution of this Binding Offer letter.

CLGL will complete its due diligence review of Aurotellurio no later than forty-five (45) days (assuming full cooperation from the Company) from the date that CLGL receives a signed copy of this Binding Offer letter from the Company (the “Due Diligence Period”), relying on its professionals, and independent experts, capable of assessing Aurotellurio’s key business-related information (e.g. technical, financial, commercial, legal and operational). Based on this evaluation, if CLGL determines in its sole judgment that the Acquisition cannot be pursued, taking into consideration the factors set forth in Section IV above, CLGL will promptly notify the Company of this fact and shall have the right to terminate this Binding Offer without further obligation, except as otherwise specified under Sections VII (Confidentiality) and X (Expenses) below. If CLGL determines in its sole judgment that the Acquisition meets its objectives and investment criteria, CLGL will submit to the Company prior to the end of the Due Diligence Period a written notification of its intent to proceed with negotiation and drafting of a DPA (defined below).

The Closing will be subject to CLGL’s raising sufficient capital and other factors outside the control of CLGL including, but not limited to, the parties’ ability to obtain third party consents or regulatory approvals or permits, to the extent required.

If CLGL determines to proceed, a definitive purchase agreement (the “DPA”) based on this Binding Offer shall be negotiated in good faith and signed by the parties within a reasonable time period. The DPA will contain customary representations, warranties, covenants, indemnifications and conditions to closing and other terms and conditions as to which the parties may agree including, but not limited to, the following:

a.	a right of first refusal in favor of each party in the event the other party proposes to sell, transfer or otherwise dispose of any or all of their interests in the Assets either directly or indirectly; and

b.	a provision whereby the parties agree to form a joint venture for the ongoing exploration and development of the Assets, such joint venture to contain customary terms and conditions, including a requirement that CLGL fund its share of exploration and development expenses as scheduled in Section III above.

VI.	Exclusivity

The Company acknowledges that it is aware that a significant expense will be incurred by CLGL and its agents in connection with the due diligence examination, negotiation, preparation and execution of the DPA contemplated herein. In consideration therefor, so long as CLGL is proceeding with the Acquisition in accordance with the Binding Offer, the Company does hereby warrant, represent and agree that during the forty-five (45) day Due Diligence Period following the receipt by CLGL of this countersigned Binding Offer letter and, if CLGL has indicated its intent to proceed as described in Section V, until the DPA is mutually executed and delivered (together, the “Exclusivity Period”), it will not enter into any agreement or consummate any acquisition with any third party, in whatever form, with respect to the Acquisition or the Assets of Aurotellurio or otherwise sell, transfer or dispose of any or all of the Assets or enter into any other transaction that would preclude the consummation of the Acquisition by CLGL, or materially adversely affect the benefits to CLGL of completing the Acquisition, consistent with the terms set forth in this Binding Offer. Additionally, CLGL shall have the right, upon notice to the Company, to terminate its obligations hereunder at any time if the results of its due diligence inquiry are unsatisfactory to CLGL, in CLGL’s sole discretion. The Company represents to CLGL that it will proceed in good faith to negotiate the DPA, if CLGL shall have indicated its intent to proceed as described in Section V.

VII.	Confidentiality

The Company and CLGL, and their authorized representatives, shall keep this letter (including any detail included herewith), the Acquisition, any negotiations or conversations in their regard, and any documents and materials provided in connection therewith, or produced as a result or on the basis of the materials or documents provided (the “Information”) as strictly confidential for a period of two years from the signing of this Binding Offer letter. This confidentiality duty shall not apply to the Information which is publicly available or which is received by a party from another person not bound by a confidentiality duty.

VIII.	Scope

The terms and conditions stated above may not cover all the relevant issues, but shall govern the relationship of the parties during the Exclusivity Period and shall be superseded by the DPA as negotiated and agreed upon by the parties.

The Company agrees that the eventual Acquisition is subject to internal approvals by CLGL’s Investment Committee and Board of Directors; any governmental and third party approvals, if necessary; satisfactory legal, tax, business, technical, environmental, accounting and financial due diligence review and analysis; satisfactory negotiation and execution of all necessary Acquisition agreements (including the DPA), instruments and other documents relating to all aspects of the Acquisition; closing of a CLGL private placement financing; and lack of events that occur or would be reasonably likely to occur which would be expected to have a material adverse effect on the Acquisition, the Company or CLGL.

IX.	Term

This proposal will expire on October 12, 2010 if not accepted before then. If the Company is in agreement with the terms outlined in this letter, please sign and return it at your first convenience. After delivery to CLGL of a signed copy of this Binding Offer letter, its terms will remain valid and in force for forty-five (45) days from the date of delivery to CLGL or until the DPA is fully executed by the parties, whichever occurs later, except for Section VII (Confidentiality) and X (Expenses) which shall survive.

X.	Expenses

Each party shall be responsible for its own costs and expenses incurred in connection with the preparation and negotiation of this Non-Binding Offer letter, the due diligence and the final documentation for the Acquisition.

XI.	Contact Information

Should you have any questions about this letter agreement or our interest in Aurotellurio, please contact:

James Davidson

California Gold Corp.

6830 Elm Street

McLean, VA

Tel: (703) 403-7529

jamesdaledavidson@gmail.com

XIII.	Governing Law and Jurisdiction

This Non-Binding Offer letter shall be governed by the laws of the State of New York, United States of America and enforced in accordance with said laws.

We thank you for your consideration and look forward to reaching a mutually satisfactory closing in the very near future.

Very truly yours,

California Gold Corp.

/s/ James Davidson
Name: James Davidson
Title: President and CEO

Mexivada Mining Corp.

/s/ Richard Redfern
Name:	Richard Redfern	Date:
Title:	President and CEO

California Gold Corp.

c/o Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, New York 10022

Strictly Private & Confidential

November 21, 2010

Mr. Richard Redfern

President & CEO

Mexivada Mining Corp.
#1018 - 475 Howe Street
Vancouver, B.C.
Canada V6C 2B3

Re:        Aurotellurio Binding Offer Amendment

Dear Richard:

We refer to that certain Binding Offer Letter dated October 5, 2010 (the “Binding Offer”) between California Gold Corp. (“California Gold”) and Mexivada Mining Corp. (the “Company”) with regard to a proposed acquisition by California Gold of an interest in the business and operations of the Aurotellurio project (“Aurotellurio”) from the Company (the “Transaction”). Capitalized terms not defined in this letter shall have the meanings given to them in the Binding Offer letter.

California Gold and the Company desire to provide an extension of certain dates and payment terms set forth in the Binding Offer letter.

Accordingly, the Binding Offer letter is hereby amended as follows:

1.	Subsection a. of Section III., Payment and Structure, of the Binding Offer Letter is hereby deleted in its entirety and replaced with the following:

h.	Promptly following receipt by CLGL from the Company of a signed copy of this Binding Offer letter, CLGL shall pay the Company a nonrefundable deposit of $5,000, receipt of which is hereby acknowledged by the Company, and, upon the initial closing of a financing in which it has raised a minimum of one million US dollars ($1,000,000), a further deposit of US $15,000, which aggregate amount shall be credited to the Company towards CLGL’s first annual payment due at Closing. $15,000 shall be refundable in the event the Acquisition is terminated prior to Closing;

2.	The Words “forty-five (45) day Due Diligence Period” in the second sentence of the section of the Binding Offer letter entitled “VI. Exclusivity” is hereby changed to “ninety (90) day Due Diligence Period.”

Other than the foregoing amendments, all other terms and conditions of the Binding Offer letter remain in full force and effect.

Very truly yours,

California Gold Corp.

/s/ James Davidson
Name: James Davidson
Title: President and CEO

Mexivada Mining Corp.

/s/ Richard Redfern
Name:	Richard Redfern	Date:
Title:	President and CEO

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